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                                                                 SEC FILE NUMBER
                                                                    CUSIP NUMBER


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K Form 20-F Form 11-K Form 10-Q      Form N-SAR

                       For Period Ended: December 31, 2003

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:
                                                       -------------------------

Read Instruction (on back page) Before Preparing Form. Please Print or Type. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
MEDSTRONG INTERNATIONAL CORPORATION
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

500  Silver Spur Road, Suite 101
Address of Principal Executive Office (Street and Number)

Rancho Palos Verdes, CA 90274
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                         (ATTACH EXTRA SHEETS IF NEEDED)

Management is in the process of finalizing the operating results of the year. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The form 10-KSB will be filed as soon as practicable and within the 15 day extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Jerry R. Farrar             (310)               544-9900
           ---------------          -----------       -----------------
               (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If answer is no, identify report(s).             [X] Yes     No

--------------------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                                  Yes [X] No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                       Medstrong International Corporation
                       -----------------------------------
                  (Name of Registrant as Specified in Charter)

          has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2004                                     By: /s/ Jerry R. Farrar


          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).